UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 28, 2006

IT&E International Group, Inc.
(Exact name of Company as specified in its charter)

Delaware	000-50095	20-4354185
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

505 Lomas Santa Fe Drive, Suite 200, Solana Beach, California	92075
(Address of principal executive offices)	(Zip Code)

Company’s telephone number, including area code     858-366-0970

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)  On April 28, 2006, Peter Sollenne resigned from the board of directors of the registrant (the “Board”) and as Chief Executive Officer (“CEO”) of the registrant. Mr. Sollenne’s resignations did not relate to any disagreements with the registrant on any matter related to the registrant’s operations, policies or practices. Mr. Sollenne will continue assisting the registrant on a consulting basis with respect to potential acquisitions.

(c)  On May 2, 2006, the registrant issued a press release to announce that Alastair McEwan, 50, has been appointed as the registrant’s Interim CEO, effective April 28, 2006.

Mr. McEwan is currently the Chairman of Cornerstone BioPharma and has served a member of the board of directors of Cornerstone BioPharma since 2005. From 2002 to 2004, Mr. McEwan was President, Global Clinical, of Inveresk with responsibilities for all aspects of its global clinical trials division. From 1999 to 2004, Mr. McEwan was a Group Executive Vice President and a member of the Group Executive Board of Inveresk which oversaw the group’s operational performance and set all aspects of its strategic direction. Mr. McEwan is a graduate of the University of Edinburgh and a member of the Institute of Chartered Accountants of Scotland.

Mr. McEwan has been serving as a member of our Board since February 16, 2006 and will remain a member of our Board after his appointment as Interim CEO. Mr. McEwan is a designee to the Board of the holders of a majority in interest of the Series D Preferred Stock.

Mr. McEwan’s employment will be at-will. He will receive a salary of $20,000 per month. He will be eligible for an annual bonus to be determined at the discretion of our Board. Mr. McEwan will also be eligible to receive stock awards under our 2005 Equity Incentive Plan at the discretion of our Board.

Item 9.01               Financial Statements and Exhibits

(d) Exhibits

Number	Description
10.21	Employment Agreement dated May 1, 2006 between the registrant and Alastair McEwan

99.1	Press Release of the registrant dated May 2, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IT&E International Group, Inc.

By:	/s/ Kelly Alberts
Kelly Alberts
President

Dated:  May 3, 2006